SunAmerica Asset Management Corp. 2929 Allen Parkway Houston, TX 77019 713.831.5165 713.831.2258 Fax nori_gabert@aigvalic.com

Nori L. Gabert Vice President and Deputy General Counsel
December 14, 2007
VALIC Company II
2929 Allen Parkway
Houston, Texas 77019

Re:	VALIC Company II
File Numbers 333-53589 and 811-08789
Ladies and Gentlemen:
     This opinion is being furnished in connection with the filing by VALIC Company II, a Delaware business trust (the “Fund”), of Post-Effective Amendment No. 13 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Registration Statement”).
     I am familiar with the proceeding taken by the Fund in connection with the authorization, issuance and sale of the shares. In addition, I have examined the Fund’s Agreement and Declaration of Trust and By-Laws, in each case as amended, supplemented, and in effect on the date hereof and such other documents that have been deemed relevant to the matters referred to herein.
     Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based upon and subject to the foregoing examination, I am of the opinion that the shares registered by the Amendment are legally issued, fully paid and nonassessable shares of beneficial interest on the Fund.
     I am a member of the Bar of the State of Texas. Insofar as any opinion expressed herein involves the laws of the State of Delaware, such opinion should be understood to be based on my review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment, and to the filing of this opinion under the securities laws of any state.

Very Truly Yours,

/S/ NORI L. GABERT
Nori L. Gabert